EXHIBIT 99.1

Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO., INC. ANNOUNCES PRICING OF ITS COMMON STOCK OFFERING
NEW YORK, November 7, 2008 — Greenhill & Co., Inc. [NYSE: GHL], a leading independent investment banking firm, announced today that it priced an offering on November 6, 2008 of 1,250,000 newly issued shares of its common stock and 2,250,000 shares currently owned by certain managing directors of Greenhill & Co. at $56.00 per share. The selling stockholders have granted the underwriters an option to purchase up to an additional 525,000 shares within a 30-day period to cover over-allotments, if any. The offering is expected to close on November 13, 2008, subject to customary closing conditions. Goldman, Sachs & Co. is acting as bookrunning manager for the offering and Wachovia Securities, Banc of America Securities LLC and Keefe, Bruyette & Woods are acting as co-managers for the offering.
The Company intends to use the net proceeds it receives to pay down amounts outstanding under its credit facility in order to provide financial flexibility to pursue, where appropriate, the further expansion of its advisory business by industry and location, for merchant banking investments and for general corporate purposes. Greenhill & Co. will not receive any proceeds from the sale of the shares offered and sold by the selling stockholders.
A printed copy of the prospectus supplement relating to the offering may be obtained from Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad St., New York, NY 10004 or by faxing (212) 902-9316 or by emailing prospectus-ny@ny.email.gs.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Greenhill & Co., Inc. is a leading global independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Dallas, San Francisco and Chicago.